UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 31, 2007

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i) Effective as of May 31, 2007, Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “we,” “us” or “our”), entered into an employment agreement with Mr. Daniel P. Donovan pursuant to which Mr. Donovan will be employed for a three-year term ending on May 31, 2010. Mr. Donovan will serve as President and Chief Executive Officer of the Partnership and its subsidiaries. The agreement provides for an annual salary of $375,000. The agreement may be terminated at any time by either party. If the Partnership terminates Mr. Donovan’s employment for reasons other than cause or if Mr. Donovan terminates his employment for good reason, he will be entitled to one year’s salary as severance.

The description of the agreement that is contained in this Form 8-K is qualified in its entirety to the text of the actual form of the agreement that is filed as an exhibit hereto.

(ii) Effective as of May 31, 2007, Steven Goldman was appointed the Senior Vice President of Operations of the Partnership. Mr. Goldman will receive a salary of $275,000 per annum. Mr. Goldman has served as the Vice President-Operations of the Partnership’s subsidiary, Petro Holdings, Inc. since July 2004 and prior thereto served in various capacities with Petro since 2000. Under Mr. Goldman’s existing employment agreement, if the Partnership terminates Mr. Goldman’s employment for reasons other than cause or if Mr. Goldman terminates his employment for good reason, he will be entitled to one year’s salary as severance.

Item 9.01(d)	Exhibits

99.1	Employment Agreement dated as of May 31, 2007 between the Registrant and Daniel P. Donovan.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P. By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Dated: June 1, 2007

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